Exhibit 10.44

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of January 28, 2019 (the “Effective Date”), between CHF SOLUTIONS, INC., a Delaware corporation, having a principal place of business at 12988 Valley View Road, Eden Prairie, Minnesota 55344 (the “Company”), and Steve Brandt, having a principal place of business at 11591 83rd Place N, Maple Grove, Minnesota 55369 (“Consultant”).

Background

The Company desires to retain Consultant, and Consultant desires to be engaged by the Company, to perform certain consulting services pursuant to the terms and conditions of this Agreement.

Terms and Conditions

Now, Therefore, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, the Company and Consultant agree as follows:

1.          Certain Definitions.  Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)           “Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Consultant or by others.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)          “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Consultant, either alone or jointly with others.

(c)          “Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulae, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

(d)            “Services” means the consulting services to be performed by Consultant set forth in detailed work orders executed by Consultant and the Company using the form attached hereto as Exhibit A.

2.          Services.  The Company hereby engages Consultant, and Consultant accepts such engagement, to perform the Services.  Consultant shall provide the Services at such specific times and at such particular locations as Consultant and the Company mutually determine from time to time.

3.          Term.  The term of this Agreement shall be six months, commencing on the Effective Date and continuing until July 28, 2019.  Either party may terminate this Agreement   (a) for any reason, upon giving not less than 30 days’ notice to the other party or (b) immediately upon occurrence of any of the following events: (i) the breach of this Agreement by the other party, which breach is not cured within ten days after written notice of such breach; (ii) the dissolution, voluntary or involuntary bankruptcy of either party, or assignment by either party of all or substantially all of its assets for the benefit of creditors; or (iii) embezzlement, fraud or deceit in the performance of the other party’s obligations hereunder.  Notwithstanding the termination of this Agreement, any liability or obligation of either party which may have accrued prior to such termination shall continue in full force and effect.

4.           Compensation.  In exchange for Consultant’s performance of the Services, the Company shall compensate Consultant according to the fee schedule and payment provisions set forth on Exhibit B attached hereto.

5.         Expenses.  The Company shall reimburse Consultant for reasonable, documented and actual expenses incurred by Consultant in connection with its performance of the Services; provided, however, that Consultant shall not incur any such expense relating to a single activity or trip in excess of $2,500.00 (the “Threshold Amount”) without first obtaining the written consent and approval of the Company.  The Company shall make any such reimbursement within 30 days after receipt of an invoice therefor, accompanied by receipts, vouchers or other written evidence of the expenses incurred.  The Company shall have no obligation to reimburse Consultant for expenses in excess of the Threshold Amount that were not approved in advance by the Company.

6.          Confidentiality of Proprietary Information.

(a)          Nature of Information.  Consultant understands that the Company possesses and will possess Proprietary Information which is important to its business.  Consultant understands that Consultant’s engagement creates a relationship of confidence and trust between the Company and Consultant with respect to Proprietary Information.

(b)            Property of the Company.  Consultant acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in any Proprietary Information or Company Documents and Materials.

(c)            Confidentiality.  At all times, both during the term of Consultant’s engagement by the Company and after Consultant’s termination, Consultant shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of a duly designated officer of the Company, except as may be necessary in the ordinary course of performing the Services.

(d)            Compelled Disclosure.  In the event that Consultant is requested in any proceeding to disclose any Proprietary Information, Consultant shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, Consultant is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Consultant may disclose such information without liability hereunder; provided, however, that Consultant gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Consultant’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e)            Records.  Consultant agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f)            Handling of the Company Documents and Materials.  Consultant agrees that during Consultant’s engagement by the Company, Consultant shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Consultant may be required to do in connection with performing the Services.  Consultant further agrees that, immediately upon the termination of Consultant’s engagement for any reason, or during Consultant’s engagement if so requested by the Company, Consultant shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Consultant’s personal copies of personnel records and records relating to Consultant’s compensation; and (ii) Consultant’s copy of this Agreement.

7.          Inventions.

(a)            Disclosure.  Consultant shall promptly disclose in writing to Consultant’s supervisor or to such person designated by the Company all Inventions made during the term of Consultant’s engagement with the Company related to the Services.  Consultant shall also disclose to Consultant’s supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Consultant either alone or jointly with others, within six (6) months after the termination of Consultant’s engagement with the Company which resulted, in whole or in part, from Consultant’s prior engagement with the Company and are related to the Services.  Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)            Assignment of Inventions to the Company.  Consultant agrees that all Inventions which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Consultant’s engagement related to the Services shall be the sole property of the Company to the maximum extent permitted by law and Consultant agrees to assign and hereby does assign to the Company all right, title and interest to the Inventions.

(c)           Works Made for Hire.  Consultant agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions related to the Services.  Consultant further acknowledges and agrees that such Inventions related to the Services, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in such Inventions.

(d)           Cooperation.  Consultant agrees to perform, during and after Consultant’s engagement, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Services in any and all countries.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements related to the Services with the same legal force and effect as if executed by Consultant.

(e)           Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

8.         Company Authorization for Publication.  Prior to Consultant’s submitting or disclosing for possible publication or dissemination outside the Company any material prepared by Consultant that incorporates information that concerns the Company’s business or anticipated research, Consultant agrees to deliver a copy of such material to the President of the Company for review.  Within twenty (20) days following such submission, the Company agrees to notify Consultant in writing whether the Company believes such material contains any Proprietary Information or Inventions related to the Services, and Consultant agrees to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions related to the Services.  Consultant further agrees to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

9.          Former Employer Information.  Consultant represents and warrants to the Company that Consultant’s performance of all the terms of this Agreement and as a consultant of the Company does not and shall not breach any agreement to keep in confidence Proprietary Information, knowledge or data acquired by Consultant in confidence or in trust prior to Consultant’s engagement by the Company, or violate the terms of any covenant not to compete between Consultant and any other person or entity.

10.        Independent Contractor.  The Company and Consultant mutually understand and agree that Consultant shall be at all times acting and performing as an independent contractor.  Nothing in this Agreement is intended to create an employer/employee relationship or a joint venture relationship between the parties. The parties agree that Consultant is not eligible for any compensation, fringe benefits, pension, workers’ compensation, sickness or health insurance benefits, or other similar benefits accorded employees of the Company.  The parties agree that the Company will not withhold any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body on behalf of Consultant.  Consultant acknowledges and agrees that the Company has no obligation under local, state, or federal laws regarding Consultant and that the total commitment and liability of the Company in regard to any arrangement with, or work performed by, Consultant hereunder is to pay the fees and expenses pursuant to the provisions hereof.  Consultant shall indemnify and hold the Company harmless from any and all loss, damage, claims, payments, or liability arising with respect to any such payment, withholdings, and benefits, if any.  Nothing in this Agreement is intended to allow the Company to exercise control or direction over the manner or method by which Consultant performs the Services under the terms of Consultant’s engagement by the Company.

11.       Maintenance of Records.  During the term of this Agreement and, until the expiration of one  year after the furnishing of the Services pursuant to this Agreement, Consultant shall make available, upon written request of the Company or its designee, any records maintained by Consultant regarding any of the Services performed hereunder by Consultant.

12.        No Authority to Bind.  Consultant shall have no power or authority to execute any agreements or contracts for or on behalf of the Company nor to bind the Company in any other manner.

13.       Indemnification.  The Company shall indemnify, defend and hold Consultant, its directors, officers, shareholders, employees, representatives and assigns harmless from and against any and all costs, liabilities, losses and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) resulting from any claim, suit, action or proceeding (each, an “Action”) brought by any third party against Consultant or its affiliates based on the Company’s negligence or willful misconduct.  Consultant shall indemnify, defend and hold the Company, its directors, officers, shareholders, employees, representatives and assigns harmless from and against any and all Losses resulting from any Action brought by any third party against the Company or its affiliates based on Consultant’s negligence or willful misconduct.  Each party’s indemnification obligations hereunder will be subject to (a) receiving prompt written notice of the existence of any Action; (b) being able to, at its option, control the defense of such Action; (c) permitting the indemnified Party to participate in the defense of any Action; and (d) receiving full cooperation of the indemnified party in the defense thereof.

14.         No Assignment.  This Agreement may not be assigned by either party without the written consent of the other party.

15.        Severability.  Consultant agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16.         Amendment.  This Agreement may not be amended except by mutual written Agreement of the parties.

17.        Notices.  All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given or made if delivered by hand, in which case notice will be deemed effective upon receipt, or, if by mail by certified or registered mail, with postage prepaid to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing, in which case notice will be deemed effective upon mailing.  The return receipt, the delivery receipt, or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

18.        Entire Agreement.  This Agreement shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and the Company with respect to the subject matter of this Agreement.

19.        Injunctive Relief.  Consultant acknowledges that breach of any of the provisions of this Agreement could cause the Company irreparable injury for which no adequate remedy at law exists.  Accordingly, the Company shall have the right, in addition to any other rights it may have, and by executing this Agreement Consultant hereby consents, to the entry in any court having jurisdiction of a temporary or permanent restraining order or injunction restraining or enjoining Consultant from any violation of this Agreement.  Consultant further agrees to waive, and to use Consultant’s best efforts to cause Consultant’s directors, officers, employees and agents, if any, to waive, any requirement for the securing or posting of any bond in connection with such remedy.

20.        Governing Law; Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Minnesota and any United States District Court in the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

21.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

Signatures on the Following Page

In Witness Whereof, the Company and Consultant have made this Agreement effective as of the date first set forth above.

CONSULTANT:	THE COMPANY: CHF Solutions, Inc.

/s/ Steve Brandt	By:	/s/ John Erb
Steve Brandt
Name: John Erb

Title: Chairman and CEO

Signature Page to Consulting Agreement

EXHIBIT A

SERVICES

•	Consultant will provide consulting services in support of the Commercial Organization as requested and directed by the Chief Executive Officer.

•	Consultant will devote approximately 20 hours per week in performing the services for the Company as stated. Consultant shall have the discretion in selecting the dates and times to perform such consulting services throughout the month giving due regard to the needs of the Company’s business.

EXHIBIT A - 1

EXHIBIT B

FEES AND PAYMENT

•	Consultant will provide services at a flat monthly fee of $19,000

•	Consultant will submit invoices to the Chief Executive Officer on a monthly basis, for the time period ending on the last day of the month

•	Payment of invoice is due within 15 days of the Company’s receipt of the invoice

•	Company will provide Consultant with use of an automobile to assist in performance of certain aspects of the Services

EXHIBIT B - 1